                                                                     Exhibit 3.3


                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  U.S. BANCORP

            The name of the corporation is U.S. Bancorp (the "Corporation"). The Corporation filed a certificate of incorporation (the "Certificate") with the Secretary of State of Delaware on April 2, 1929 under the name First Bank Stock Investment Company. This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of Delaware It only restates and integrates and does not further amend the provisions of the Certificate as heretofore amended and supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

      FIRST: The name of this corporation is U.S. Bancorp.

      SECOND: The registered office of the corporation in the State of Delaware is to be located at No. 100 West Tenth Street in the City of Wilmington, County of New Castle. The name of the registered agent at such address is the Corporation Trust Company.

      THIRD: The purpose of the corporation is to engage in any part of the world in any capacity in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and the corporation shall be authorized to exercise and enjoy all powers, rights and privileges which corporations organized under the General Corporation Law of Delaware may have under the laws of the State of Delaware as in force from time to time, including without limitation all powers, rights and privileges necessary or convenient to carry out all those acts and activities in which it may lawfully engage.

      FOURTH: The total number of shares of all classes of stock which the corporation shall have the authority to issue is 510,000,000, consisting of 10,000,000 shares of Preferred Stock of the par value of $1.00 each and 500,000,000 shares of Common Stock of the par value of $1.25 each.

      The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock are as follows:

      The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including (but without limiting the generality thereof) the following:

      (a) The designation of the series and the number of shares to constitute the series.

      (b) The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

      (c) Whether the shares of the series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

      (d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

      (e) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

      (f) The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

      (g) The restrictions, if any on the issue or reissue of any additional preferred stock.

      (h) The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the corporation.

      Subject to the prior or equal rights, if any, of the preferred stock of any and all series stated and expressed by the board of directors in the resolution or resolutions providing for the issuance of such preferred stock, the holders of common stock shall be entitled (i) to receive dividends when and as declared by the board of directors out of any funds legally available therefore, (ii) in the event of any dissolution, liquidation or winding up of the corporation, to receive the remaining assets of the corporation, ratably according to the number of shares of common stock held, and (iii) to one vote for each share of common stock held. No holder of common stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock or of securities of the corporation convertible into stock of any class whatsoever, whether now or hereafter authorized.

      FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

      (a) To fix, determine and vary from time to time the amount to be maintained as surplus and the amount or amounts to be set apart as working capital.

      (b) To adopt, amend, alter or repeal by-laws of the corporation, without any action on the part of the shareholders. The by-laws adopted by the directors may be amended, altered, changed, added to or repealed by the shareholders.

      (c) To authorize and cause to be executed mortgages and liens, without limit as to amount, upon the real and personal property of this corporation.

      (d) To sell, assign, convey or otherwise dispose of a part of the property, assets and effects of this corporation, less than the whole, or less than substantially the whole thereof, on such terms and conditions as they shall deem advisable, without the assent of the shareholders; and also to sell, assign, transfer, convey and otherwise dispose of the whole or substantially the whole of the property, assets, effects, franchises and good will of this corporation on such terms and conditions as they shall deem advisable, but only pursuant to the affirmative vote of the holders of a majority in amount of the stock then having voting power and at the time issued and outstanding, but in any event not less than the amount required by law.

      (e) All of the powers of this corporation, insofar as the same lawfully may be vested by this certificate in the board of directors, are hereby conferred upon the board of directors of this corporation.

      SIXTH: The affairs of the Corporation shall be conducted by a Board of Directors. Except as otherwise provided by this Article Sixth, the number of directors, not less than twelve (12) nor more than thirty (30), shall be fixed from time to time by the Bylaws. Commencing with the annual election of directors by the stockholders in 1986, the directors shall be divided into three classes: Class I, Class II and Class III, each such class, as nearly as possible, to have the same number of directors. Such classified directors may be removed by vote of the stockholders only for cause. The term of office of the initial Class I directors shall expire at the annual election of directors by the stockholders in 1987, the term of office of the initial Class II directors shall expire at the annual election of directors by the stockholders in 1988, and the term of office of the initial Class III directors shall expire at the annual election of directors by the stockholders in 1989. At each annual election of directors by the stockholders held after 1985, the directors chosen to succeed those whose terms have then expired shall be identified as being of the same class as the directors they succeed and shall be elected by the stockholders for a term expiring at the third succeeding annual election of directors. In all cases, directors shall hold office until their respective successors are elected by the stockholders and have qualified.

      In the event that the holders of any class or series of stock of the Corporation having a preference as to dividends or upon liquidation of the Corporation shall be entitled, by a separate class vote, to elect directors as may be specified pursuant to Article Fourth, then the provisions of such class or series of stock with respect to their rights shall apply. The number of directors that may be elected by the holders of any such class or series of stock shall be in addition to the number fixed pursuant to the preceding paragraph of this Article Sixth. Except as otherwise expressly provided pursuant to Article Fourth, the number of directors that may be so elected by the holders of any such class or series of stock shall be elected for terms expiring at the next annual meeting of stockholders and without regard to the classification of the remaining members of the Board of Directors and vacancies among directors so elected by the separate class vote of any such class or series of stock shall be filled by the remaining directors elected by such class or series, or, if there are no such remaining directors, by the holders of such class or series in the same manner in which such class or series initially elected a director.

      If at any meeting for the election of directors, more than one class of stock, voting separately as classes, shall be entitled to elect one or more directors and there shall be a quorum of only one such class of stock, that class of stock shall be entitled to elect its quota of directors notwithstanding the absence of a quorum of the other class or classes of stock.

      Vacancies and newly created directorships resulting from an increase in the number of directors, subject to the provision of Article Fourth, shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and such directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be elected and shall have qualified.

      Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or by the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law), the provisions of this Article Sixth may not be amended or repealed unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article Sixth as single class; provided, that such 80% vote requirement shall not apply to an amendment to this Article Sixth to reduce the maximum number of directors to a number not less than the greater of (i) the number of directors then in office and (ii) twenty-four (24).

      SEVENTH: No action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

      EIGHTH: (a) In addition to the requirements of the provision of any series of preferred stock which may be outstanding, and whether or not a vote of the stockholders is otherwise required, the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of the Voting Stock shall be required for the approval or authorization of any Business Transaction with a Related Person, or any Business Transaction in which a Related Person has an interest (other than only a proportionate interest as a stockholder of the Corporation); provided, however, that the eighty percent (80%) voting requirement shall not be applicable if (i) the Business Transaction is Duly Approved by the Continuing Directors, or (ii) all of the following conditions are satisfied:

      (A) the Business Transaction is a merger or consolidation or sale of substantially all of the assets of the corporation, and the aggregate amount of cash and the fair market value of the property, securities or other consideration to be received per share (on the date of effectiveness of such merger or consolidation or on the date of distribution to stockholders of the Corporation of the proceeds from such sale of assets) by holders of common stock of the corporation (other than such Related Person) in connection with such Business Transaction is at least equal in value to such Related Person's Highest Common Stock Purchase Price;

      (B) after such Related Person has become the Beneficial Owner of not less than ten percent (10%) of the voting power of the Voting Stock and prior to the consummation of such Business Transaction, such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock or securities convertible into Voting Stock, except (i) as a part of the transaction which resulted in such Related Person becoming the Beneficial Owner of not less than ten percent (10%) of the voting power of the Voting Stock, or
(ii) as a result of a pro rata stock dividend or stock split; and

      (C) prior to the consummation of such Business Transaction, such Related Person shall not have, directly or indirectly, (i) received the benefit (other than only a proportionate benefit as a stockholder of the Corporation) of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation or any of its subsidiaries, (ii) caused any material change in the corporation's business or equity capital structure, including, without limitation, the issuance of shares of capital stock of the corporation or (iii) except as Duly Approved by the Continuing Directors, caused the corporation to fail to declare and pay quarterly cash dividends on the outstanding common stock on a per share basis at least equal to the cash dividends being paid thereon by the corporation immediately prior to the date on which the Related Person became a Related Person.

(b) For the purpose of this Article Eighth:

      (i) The term "Business Transaction" shall mean (a) any merger or consolidation involving the corporation or a subsidiary of the corporation, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions), including, without limitation, a mortgage or any other security device, of all or any Substantial Part of the assets either of the corporation or of a subsidiary of the corporation, (c) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or any Substantial Part of the assets of an entity to the corporation or a subsidiary of the corporation, (d) the issuance, sale, exchange, transfer or other disposition (in one transaction or a series of related transactions) by the corporation or a subsidiary of the corporation of any securities of the corporation or any subsidiary of the corporation having an aggregate fair market value of $100 million or more, (e) any recapitalization or reclassification of the securities of the Corporation (including, without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person or reducing the number of shares of each class of Voting Securities outstanding, (f) any liquidation, spinoff, splitoff, splitup or dissolution of the corporation, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction.

      (ii) The term "Related Persons" shall mean and include (a) any individual, corporation, partnership, group, association or other person or entity which, together with its Affiliates and Associates, is the Beneficial Owner of not less than ten percent (10%) of the voting power of the Voting Stock or was the Beneficial Owner of not less than ten percent (10%) of the voting power of the Voting Stock (x) at the time the definitive agreement providing for the Business Transaction (including any amendment thereof) was entered into, (y) at the time a resolution approving the Business Transaction was adopted by the Board of Directors of the Corporation or (z) as of the record date for the determination of stockholders entitled to notice of and vote on, or consent to, the Business Transaction, and (b) any Affiliate or Associate of any such individual, corporation, partnership, group, association or other person or entity; provided, however, and notwithstanding anything in the foregoing to the contrary, the term "Related Person" shall not include the corporation, a wholly-owned subsidiary of the corporation, any employee stock ownership or other employee benefit plan of the corporation or any wholly-owned subsidiary of the corporation, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.

      (iii) The term "Beneficial Owner" shall be defined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on January 16, 1986; provided, however, that any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of Voting Stock.

      (iv) The term "Highest Common Stock Purchase Price" shall mean the highest amount of consideration paid by such Related Person for a share of Common Stock of the Corporation (including any brokerage commissions, transfer taxes and soliciting dealers' fees) in the transaction which resulted in such Related Person becoming a Related Person or within one year prior to the date such Related Person became a Related Person, whichever is higher; provided, however, that the Highest Common Stock Purchase Price shall be appropriately adjusted to reflect the occurrence of any reclassification, recapitalization, stock split, reverse stock split or other similar corporate readjustment in the number of outstanding shares of common stock of the corporation between the last date upon which such Related Person paid the Highest Common Stock Purchase Price to the effective date of the merger or consolidation or the date of distribution to stockholders of the corporation of the proceeds from the sale of substantially all of the assets of the corporation referred to in subparagraph (A) of Section 1 of this Article Eighth.

      (v) The term "Substantial Part" shall mean more than twenty percent (20%) of the fair market value of the total assets of the entity in question, as reflected on the most recent consolidated balance sheet of such entity existing at the time the stockholders of the corporation would be required to approve or authorize the Business Transaction involving the assets constituting any such Substantial Part.

      (vi) In the event of a merger in which the corporation is the surviving corporation, for the purpose of subparagraph (A) of Section 1 of this Article Eighth, the phrase "property, securities or other consideration to be received" shall include, without limitation, Common Stock of the Corporation retained by its stockholders (other than such Related Person).

      (vii) The term "Voting Stock" shall mean all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered for the purpose of this Article Eighth as one class.

      (viii) The term "Preferred Stock" shall mean each class or series of capital stock which may from time to time be authorized in or by Article Fourth of the Amended and Restated Certificate of Incorporation which is not designated as "Common Stock".

      (ix) The term "Continuing Director" shall mean a director who either was a member of the Board of Directors of the corporation on April 24, 1986 or who became a director of the corporation subsequent to such date and whose election, or nomination for election by the corporation's stockholders, was Duly Approved by the Continuing Directors then on the Board either by a specific vote or by approval of the proxy statement issued by the corporation on behalf of the Board of Directors in which such person is named as nominee for director, without due objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person has an interest (other than only a proportionate interest as a stockholder of the corporation).

      (x) The term "Duly Approved by the Continuing Directors" shall mean an action approved by the vote of at least a majority of the Continuing Directors then on the Board, except, if the votes of such Continuing Directors in favor of such action would be insufficient to constitute an act of the Board of Directors (if a vote by the entire Board of Directors were to have been taken), then such term shall mean an action approved by the unanimous vote of the Continuing Directors so long as there are at least three Continuing Directors on the Board at the time of such unanimous vote.

      (xi) The term "Affiliate", used to indicate a relationship to a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

      (xii) The term "Associate", used to indicate a relationship with a specified person, shall mean (A) any Corporation, partnership or other organization of which such specified person is an officer or partner (B) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (C) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of the Corporation or any of its subsidiaries, and (D) any person who is a director, officer or partner of such specified person or of any corporation (other than the corporation or any wholly-owned subsidiary of the corporation), partnership or other entity which is an Affiliate of such specified person.

      (c) For the purpose of this Article Eighth, so long as Continuing Directors constitute at least two-thirds of the entire Board of Directors, the Board of Directors shall have the power to make a good faith determination, on the basis of information known to them, of: (i) the number of shares of Voting Stock of which any person is the Beneficial Owner, (ii) whether a person is a Related Person or is an Affiliate or Associate of another, (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of Beneficial Owner herein, (iv) whether the assets subject to any Business Transaction constitute a Substantial Part,
(v) whether any Business Transaction is with a Related Person or is one in which a Related Person has an interest (other than only a proportionate interest as a stockholder of the corporation), (vi) whether a Related Person has, directly or indirectly, received the benefits or caused any of the changes referred to in subparagraph (C) of Section 1 of this Article Eighth, and (vii) such other matters with respect to which a determination is required under this Article Eighth; and such determination by the Board of Directors shall be conclusive and binding for all purposes of this Article Eighth.

      (d) Nothing contained in this Article Eighth shall be construed to relieve any Related Person of any fiduciary obligation imposed by law.

      (e) The fact that any Business Transaction complies with the provisions of
Section 1 of this Article Eighth shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Transaction or recommend its adoption or approval to the stockholders of the corporation.

      (f) Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law), the provisions of this Article Eighth may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the Voting Stock.

      NINTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Ninth shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.